Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Creative Media & Community Trust Corporation 2026 Equity Incentive Plan
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock,$0.001 par value	Other	250,000(2)	$4.11	$1,027,500.00	$0.0001381	$141.90
Total Offering Amounts					$1,027,500.00		$141.90
Total Fee Offsets							$—
Net Fee Due							$141.90

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.001 par value (the “Common Stock”), of Creative Media & Community Trust Corporation which may become issuable under the plans listed in footnote 2 below by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of Common Stock.

(2)    Represents shares of Common Stock issuable under the Creative Media & Community Trust Corporation 2026 Equity Incentive Plan.

(3)    Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities
Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on Nasdaq Capital Market on August 4, 2026.